Exhibit 10.4

EXECUTION COPY

GUARANTY

(Spinnaker Front Runner Statutory Trust 2005-1)

Dated as of June 17, 2005

issued by,

Spinnaker Exploration Company, L.L.C.,

a Delaware Limited Liability Company

Guaranty 2005-l

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GUARANTY

This GUARANTY, dated as of June 17, 2005, is made by Spinnaker Exploration Company, L.L.C., a Delaware limited liability company (the “Guarantor”), for the benefit of the Owner Participant, the Lessor, the Lessor Trustee, each Holder, the Indenture Trustee and the Trust Company (collectively, together with their successors and permitted assigns, the “Beneficiaries” and, individually, a “Beneficiary”).

RECITALS:

A. The Guarantor is the direct owner of all of the membership interests in the Lessee.

B. As provided in the Participation Agreement, (i) the Lessor proposes, among other things, to purchase the Undivided Interest in the Platform from the Lessee and to pay to the Lessee the Lessor’s Cost, (ii) the Owner Participant proposes, among other things, to provide to the Lessor the Equity Portion of such payment, (iii) the Loan Participant proposes, among other things, to purchase Notes from the Lessor, the proceeds of which are to be used by the Lessor Trustee to pay a portion of such payment and (iv) upon purchasing the Undivided Interest in the Platform from the Lessee, the Lessor intends to lease the Undivided Interest in the Platform to the Lessee.

C. It is a condition of the willingness of the Participants to enter into the transactions contemplated by the Participation Agreement that the Guarantor execute and deliver this Guaranty.

D. The consummation of the transactions contemplated by the Participation Agreement will benefit, directly or indirectly, the Guarantor by, among other things, strengthening the financial condition of the consolidated group of which the Guarantor is a part, and the Guarantor has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of the Guarantor and the Lessee.

E. The Lessor intends to assign certain of its rights under this Guaranty to the Indenture Trustee pursuant to and in accordance with the Indenture.

NOW, THEREFORE, in consideration of the foregoing, the Guarantor hereby agrees as follows:

SECTION 1. DEFINITIONS. Capitalized terms used but not defined herein (including those used in the foregoing recitals) shall have the meanings specified in Appendix A to the Participation Agreement, dated as of even date herewith, among Spinnaker FR Spar Co., L.L.C., a Delaware limited liability company, as Lessee, the Guarantor, the Lessor, Wilmington Trust Company, in its individual capacity and as Lessor Trustee under the Trust Agreement that creates the trust identified under the title hereof, and others, which Appendix A shall for all purposes constitute a part of this Guaranty and shall be subject to amendment in accordance with Section 8.1 hereof. For purposes of this Guaranty, “Lessee” shall mean Spinnaker FR Spar Co., L.L.C., and its successor and permitted assigns under the Operative Documents, in each case whether or not all or a portion of the membership or other interests in any such Person are owned, directly or indirectly, by the Guarantor.

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SECTION 2. CONSENT. The Guarantor does hereby acknowledge that it has received and reviewed copies of and consents to the terms and conditions of each Guaranteed Agreement (as hereinafter defined) and each other Operative Document.

SECTION 3. GUARANTY.

3.1 Guaranteed Obligations. Except as limited by the third to last sentence of this Section 3.1, the Guarantor does hereby irrevocably and unconditionally guarantee, as primary obligor and not merely as surety, in solido with the Lessee, to each Beneficiary (a) until final and indefeasible payment thereof has been made, the due and punctual payment to the Person entitled to receive such payment from the Lessee, when due, whether by acceleration or otherwise, of all amounts payable at any time by the Lessee under the agreements set forth on Schedule 3.1 hereto and any other Operative Document to which it is or is to become a party (the “Guaranteed Agreements”), however created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several, and whether now or hereafter existing or due or to become due, and (b) the full and prompt performance by the Lessee of each and every duty, agreement, covenant, undertaking, indemnity and obligation of the Lessee under and in accordance with the terms of any Guaranteed Agreement however created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint, solidary or several, and whether now or hereafter existing or due or to become due, taking into account applicable notice and grace periods. The Guarantor hereby agrees that if for any reason (including, without limitation, the liquidation, winding-up, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, composition or readjustment of, or other similar proceedings affecting the status, existence, assets or obligations of, the Lessee) the Lessee shall fail fully and promptly to pay any amount payable at any time under any Guaranteed Agreement as and when the same shall become due and payable, or if the Lessee shall fail to perform and discharge any duty, agreement, covenant, undertaking or obligation of the Lessee under any Guaranteed Agreement, then the Guarantor (i) in the event of any such failure to make payment of any amount, shall pay such amount (together with interest on such amount, after the due date, at the Overdue Rate) to the Person entitled thereto on or before the fifth Business Day following demand therefor by a Beneficiary (provided that no such demand shall be required, and such amount shall automatically become due, if demand is prohibited by applicable Governmental Rules), and (ii) in the event of any failure to perform and discharge any such other duty, agreement, covenant, undertaking or obligation, shall cause the same to be performed and discharged promptly following demand for such performance or discharge by a Beneficiary but in any event before the fifth Business day following such demand. The amounts payable by, and the duties, agreements, covenants, undertakings and obligations of, the Lessee hereby guaranteed (including, but not limited to, any amounts payable by the Lessee on account of any of the Lessee’s representations and warranties not being true and accurate when made) are hereinafter referred to collectively as the “Guaranteed Obligations” and individually as a “Guaranteed Obligation”. The provisions of this Section 3.1 and the term “Guaranteed Obligations” shall include any payment due by the Lessee as a result of the exercise by Lessor or, so long as the Lien of the Indenture is in effect, the Indenture Trustee, of remedies to the extent provided in the Operative Documents following the occurrence of a Lease Event of Default, including, without limitation, the payment of any Base Rent or Supplemental Rent owing on or prior to the date such payment is due, but, notwithstanding the foregoing, shall specifically exclude the payment of Base Termination Value and Termination Value unless an

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Event of Loss has occurred (in each case less (i) any current Base Rent and (ii) any Lessee Section 467 Loan Balance then payable as part thereof). For purposes of clarity, the Guaranteed Obligations shall include all Supplemental Rent, including, without limitation, the Swap Breakage Amount, indemnification payments, payment of insurance premiums with respect to insurance required to be maintained under Section 13 of the Lease and any other amounts due and owing by Lessee under Section 18.1 of the Lease, which in each case shall be included as part of the Guaranteed Obligations. Any act by the Owner Participant, the Lessor or any Person claiming by or through any such Person, to declare a Lease Event of Default under Section 16.1 of the Lease or to demand payment of Base Termination Value or Termination Value (together with any Section 467 Loan Balance payable by reference thereto) upon a Lease Event of Default, in each case in order to draw on any Acceptable Letter of Credit, shall not affect the obligations of the Guarantor under this Guaranty.

3.2 Nature of Obligations. This Guaranty shall constitute a continuing, absolute, irrevocable and unconditional guaranty of performance and of payment and not of collection, and the Guarantor specifically agrees that it shall not be necessary, and that the Guarantor shall not be entitled to require, before or as a condition of enforcing the liability of the Guarantor under this Guaranty or requiring payment or performance of the Guaranteed Obligations by the Guarantor hereunder, or at any time thereafter, that any Person: (a) file suit or proceed to obtain or assert a claim for personal judgment against the Lessee or any other Person that may be liable for any Guaranteed Obligation; (b) make any other effort to obtain payment or performance of any Guaranteed Obligation from the Lessee or any other Person that may be liable for such Guaranteed Obligation; (c) foreclose against or seek to realize upon any security now or hereafter existing for such Guaranteed Obligation; (d) exercise or assert any other right or remedy to which such Person is or may be entitled in connection with any Guaranteed Obligation or any security or other guaranty therefor; or (e) assert or file any claim against the assets of the Lessee or any other Person liable for any Guaranteed Obligation. Notwithstanding the foregoing, the provisions of this Section 3.2 shall not be construed to avoid any notices or demands or the lapse of any cure periods available to the Lessee under the Guaranteed Agreements or to the Guarantor under Section 3.1 hereof. Anything to the contrary notwithstanding in this Guaranty or any other Operative Document, the Guarantor covenants and agrees that this Guaranty shall not be terminated for any reason (including if one or more of the Guaranteed Agreements is terminated as a result of a compromise or settlement effected between the Indenture Trustee (pursuant to the rights assigned to it by the Lessor under the Indenture) and the Lessee or the Guarantor) and shall remain in full force and effect unless and until final and indefeasible payment and performance by the Guarantor of all Guaranteed Obligations (including the payment by the Guarantor of the Equity Portion of all amounts due under the Guaranteed Agreements).

SECTION 4. PLACE AND MANNER OF PAYMENT. All payments to be made by the Guarantor under this Guaranty to a Beneficiary shall be paid to such Beneficiary at the address and to the account provided for payment in Schedule 1 to the Participation Agreement or, if no address or account is provided for in Schedule 1 to the Participation Agreement or if a Beneficiary shall otherwise require, at the address and to the account specified in the notice demanding payment be made by the Guarantor; provided, however, that in accordance with Section 7 hereof, until the Guarantor shall have received notice from the Indenture Trustee that the Lien of the Indenture has been discharged pursuant to the terms thereof, all such payments,

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other than Excepted Payments, shall be made to the Indenture Trustee at the Indenture Trustee Office, or at such other place in the continental United States as the Indenture Trustee may specify from time to time in a written notice delivered to the Guarantor, which notice shall be given not later than the tenth Business Day prior to the required payment date therefor. The Guarantor agrees that it will make all payments due hereunder by wire transfer at or before 11:00 A.M., New York time, in immediately available funds to the party to which such payment is to be made.

SECTION 5. CHARACTER OF GUARANTEED OBLIGATIONS; ETC.

5.1 Guaranteed Obligations Not Affected. The Guaranteed Obligations shall be continuing and irrevocable, absolute and unconditional, primary and original, immediate and not contingent and shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected by any circumstance or condition including, without limitation, the occurrence of any one or more of the following events:

(a) any lack of legality, validity or enforceability of any of the Guaranteed Agreements or any other Operative Document or any other document, instrument or agreement, or any provision thereof, the absence of any action to enforce the same or waiver or consent with respect to any provision thereof;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the amounts payable under any Guaranteed Agreement or any other amendment or waiver of or any consent to any departure from the terms and conditions thereof;

(c) any exchange, addition, release or non-perfection of any security for any Guaranteed Obligation or the acceptance of any security therefor or any redelivery, repossession, sale, transfer or other disposition, surrender or destruction of the Platform or the Undivided Interest or any acceptance by any Beneficiary of any direct or indirect security for, or other guarantees of, any Guaranteed Obligation;

(d) the waiver by any Beneficiary of the performance or observance by the Lessee of any Guaranteed Obligation or of any default in the performance or observance thereof (except to the extent that the payment or performance of any Guaranteed Obligation is waived in writing by all Beneficiaries), or any extension by any Beneficiary of the time for payment or performance and discharge by the Lessee of any Guaranteed Obligation or any extension or renewal of any Guaranteed Obligation;

(e) any bankruptcy, insolvency, winding up or reorganization of, or similar proceedings involving, the Guarantor, the Lessee or any other Person, or any rejection or modification of any Guaranteed Agreement (including the Lease) to which the Lessee or any other Person is a party in any such proceeding;

(f) the recovery of any judgment against any Person or any action to enforce the same;

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(g) any failure or delay in the enforcement of the obligations of any Person under any Guaranteed Agreement (or any other agreement) or any provision thereof;

(h) any set-off, compensation (as that term issued in Book III, Title III of the Louisiana Civil Code) counterclaim, deduction, defense, abatement, suspension, deferment, diminution, recoupment, limitation or termination available with respect to any Guaranteed Obligation, and, to the extent permitted by applicable law, irrespective of any other circumstances that might otherwise limit recourse by or against the Guarantor or any other Person;

(i) the obtaining of the release of the primary or secondary obligation of any other Person, in addition to the Guarantor, with respect to any Guaranteed Obligation;

(j) any compromise, settlement, alteration, amendment, modification, extension, renewal, release, termination or other change, or waiver, consent or other action, or delay or omission or failure to act by any Person including any Beneficiary or the Indenture Trustee, if applicable, in respect of any of the terms, covenants or conditions (including, without limitation, notice provisions) of any Guaranteed Agreement or Guaranteed Obligation, or any other agreement or any related document referred to therein, or any assignment or transfer of any thereof or any subleasing of the Undivided Interest, whether or not any such act may deprive Guarantor of its right to subrogation against Lessee (if any);

(k) any defect in the compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use of the Platform by the Lessee or any Person for any reason whatsoever regardless of the duration thereof, whether or not without fault on the part of the Lessee or any other Person;

(l) any merger or consolidation of the Lessee or the Guarantor into or with any other Person or any sale, lease or transfer of any other assets of the Lessee or the Guarantor to any other Person, or any change in the structure of, including the ownership of any shares of the capital stock of, the Guarantor or the Lessee or confusion of the Guaranteed Obligations (as that term is used in Book III, Title III of the Louisiana Civil Code);

(m) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(n) to the maximum extent permitted by law, any other circumstance whether similar or dissimilar to the foregoing that might otherwise constitute a legal or equitable defense or discharge of a guarantor or surety with respect to any Guaranteed Obligation. Notwithstanding the express terms and conditions of this Guaranty, should any money due or owing under this Guaranty not be recoverable from the Guarantor due to any of the matters specified in Sections 5.1(a) through (m) above; then, in any such case, such money shall nevertheless be recoverable from the Guarantor as though the Guarantor were principal debtor in respect thereof and not merely a guarantor and shall be paid by the Guarantor forthwith.

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5.2 Waiver by Guarantor. Except as herein otherwise expressly provided with respect to demand for payment in the second sentence of Section 3.1 hereof or as may be mandatorily required by applicable law, the Guarantor hereby expressly and irrevocably waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of any Guaranteed Agreement, notice of acceptance of this Guaranty, notice of the creation of any liabilities of the Lessee, and right to require a proceeding first against the Lessee, whether to marshal any assets or to exhaust any security for the performance of the obligations of the Lessee or otherwise, any diligence in collection or protection of or realization upon any Guaranteed Obligation, any obligation hereunder or any collateral security for any of the foregoing, any right of protest, presentment, notice or demand whatsoever, all claims of waiver, release, surrender, alteration or compromise, all pleas of discussion and division, and all defenses (other than the defense of payment or performance by the Lessee), setoffs, compensation, confusion, counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise. The Guarantor agrees that no payment made by it or for its account pursuant to this Guaranty shall entitle it, by subrogation, indemnification, exoneration, contribution, reimbursement or otherwise to any payment by the Lessee or from or out of any property of the Lessee, and the Guarantor hereby expressly waives, to the fullest extent possible, and shall not exercise, rights or remedies it has or may in the future have with respect to any of the foregoing, unless (a) no Lease Event of Default shall have occurred and be continuing, (b) the Guaranteed Obligations have been paid and performed in full, and (c) at the time of such payment by the Guarantor, the Guarantor is not an “insider” of the Lessee with respect to which such payment by the Guarantor is made, within the meaning of Section 101(31) of the Bankruptcy Act, or any successor provision. If, and to the extent that, any such rights or remedies against the Lessee or its property may not be waived under applicable law, the Guarantor (if at the time of such payment by the Guarantor the Lessee is such an “insider” within the meaning of said Section 101(31), or any successor provisions) shall be deemed to have contributed any such rights to the Lessee, as an addition to the capital of the Lessee, effective immediately upon the arising of such rights or remedies.

5.3 Separate Obligations; Reinstatement. The obligations of the Guarantor to make any payment or to perform and discharge any other duties, agreements, covenants, undertakings or obligations hereunder shall (a) to the extent permitted by applicable law, constitute separate and independent obligations of the Guarantor from its other obligations under this Guaranty and (b) give rise to separate and independent causes of action against the Guarantor. The Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Lessee is rescinded or must be otherwise restored by any of the Beneficiaries, their successors or assigns, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

5.4 Remedies Cumulative. No right or remedy under this Guaranty is intended to be exclusive, but rather each shall be cumulative and in addition to any other remedy provided under this Guaranty or under the other Operative Documents or otherwise available at law or in equity. It is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Lessee defaults under, or remains in

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default under, any of the Guaranteed Agreements and that notwithstanding the recovery hereunder for or in respect of any given default by the Lessee under any of the Guaranteed Agreements, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

SECTION 6. RIGHTS OF THIRD PARTIES. This Guaranty is made for the benefit of, and shall be enforceable by (subject to Section 7 hereof), each Beneficiary and its permitted successors and assigns to the extent of its interest hereunder. This Guaranty shall not be construed to create any right in any Person other than the Beneficiaries and their respective permitted successors and assigns or to be a contract in whole or in part for the benefit of any Person other than the Beneficiaries and their respective permitted successors and assigns.

SECTION 7. CONSENT TO INDENTURE. The Guarantor consents to the provisions of the Indenture and the assignment of this Guaranty as set forth therein. The Guarantor agrees that, until it receives notice from the Indenture Trustee stating that the Lien of the Indenture has been satisfied and discharged pursuant to the terms thereof, the Indenture Trustee is a permitted assignee of the Owner Participant and the Lessor and may enforce this Guaranty to the exclusion of the Lessor and the Owner Participant other than with respect to Excepted Rights and Excepted Payments. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties, notwithstanding any provision in the Indenture or any other Operative Document limiting the liability of the Lessor, the Indenture Trustee or any Participant or any other Person, or any agreement by the Indenture Trustee to look solely to certain assets or properties for payment with respect thereto.

SECTION 8. MISCELLANEOUS.

8.1 Amendments and Waivers. Any term, covenant, agreement or condition of this Guaranty may be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument or instruments in writing executed by each Beneficiary (to the extent of its rights in such term, covenant or agreement) and the Guarantor and, except with respect to Excepted Payments and Excepted Rights, with the written consent of the Indenture Trustee (unless the Lien of the Indenture shall have been discharged pursuant to the terms thereof).

8.2 Notices. All communications, notices and consents provided for in this Guaranty shall be in writing and shall be given in person or by courier or by means of telecopy (with request for assurance of receipt in a manner typical with respect to communications of that type), or mailed by registered or certified first class mail, return receipt requested or overnight courier, addressed as set forth in Schedule 17.3 to the Participation Agreement or at such other address as any such Person may from time to time designate by notice duly given in accordance with the provisions of Section 17.3 of the Participation Agreement to the other parties hereto. Any notice delivered by hand shall become effective when delivered. Any notice delivered by courier service or mail shall become effective on the date of receipt (which may be established, without limitation, by reference to evidence of delivery provided by such courier service or by the mail return receipt). Any notice delivered by telecopy shall become effective on the date such telecopy is sent, as established by evidence of receipt of such transmission.

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8.3 Severability. Any provision of this Guaranty which may be determined by a competent authority to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall negotiate in good faith to replace such provision with an appropriate legal provision. To the extent permitted by applicable law, the parties hereto hereby waive any provision thereof that renders any term or provision hereof invalid or unenforceable in any respect.

8.4 Delay. No delay on the part of any Beneficiary in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy

8.5 Expenses. The Guarantor shall pay, or reimburse each Beneficiary for all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by it in connection with the enforcement of this Guaranty.

8.6 Term. Subject to reinstatement as set forth in Section 5.3 hereof, this Guaranty shall be in effect until final and indefeasible payment and performance in full of all obligations of the Lessee under all Guaranteed Agreements.

8.7 Access to Information. The Guarantor hereby represents and warrants that it now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Lessee. No party hereto shall have any duty or responsibility to provide the Guarantor with any credit or other information concerning the affairs, financial condition or business of the Lessee that may come into its possession. The Guarantor has executed this Guaranty based solely on its own knowledge and investigation of the Lessee and its financial condition.

8.8 Solvency. The execution, delivery and performance by the Guarantor of this Guaranty will not render the Guarantor insolvent, nor is it being made in contemplation of the Guarantor’s insolvency; and the Guarantor does not have an unreasonably small capital.

8.9 Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its permitted successors and assigns and shall inure to the benefit of, and may be enforced by, the Beneficiaries and their respective permitted successors and assigns; provided that Guarantor shall not be entitled to delegate its obligations under this Guaranty without the prior written consent of each Beneficiary.

8.10 Governing Law. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER CONFLICTS OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT IN CONNECTION WITH THIS GUARANTY.

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8.11 Counterparts. This Guaranty may be executed in any number of counterparts, each executed counterpart constituting an original but all together one agreement.

8.12 Further Assurances. The Guarantor will, at the Guarantor’s expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lessor, the Owner Participant, any Holder or the Corporate Indenture Trustee may reasonably request from time to time in order to carry out more effectively the intent and purposes of this Guaranty.

8.13 Submission to Jurisdiction; Service of Process; Waiver of Jury Trial. Any legal action or proceeding with respect to this Guaranty may be brought, at the option of any such party, in any of the courts in the State of New York or the Federal courts of the United States of America located in the County of New York, and each party hereto hereby unconditionally accepts the nonexclusive jurisdiction of the aforesaid courts. Each party hereto irrevocably waives any objection it may now or hereafter have to the laying of venue of any such action or proceeding in any of the aforesaid courts and any claim it may now or hereafter have that any such action or proceeding has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail to such party’s address for notices specified herein. Nothing herein shall affect the right to serve process in any other manner permitted by law. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF ANY OPERATIVE DOCUMENT. The Guarantor hereby irrevocably appoints CT Corporation, as its agent for service of process in connection with any suit, action or other proceeding arising out of this Guaranty or the subject matter hereof, and the Guarantor hereby agrees that it will at all times maintain a duly authorized agent to receive service of process.

8.14 Payment and Taxes. All payments hereunder shall be made in the manner and in the currency and funds required for the relevant payment due from the Lessee under the relevant Operative Document. If at any time the Guarantor is required by law to make any deduction or withholding in respect of any taxes, duties or other charges or withholdings from any payment due hereunder as a result of the payment being made by the Guarantor rather than the Lessee, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each of the Beneficiaries receives on an After-Tax Basis a net sum equal to the sum which it would have received under this Guaranty had no such deduction or withholding been required to be made.

8.15 Participation Agreement Representations and Warranties. All representations and warranties made by the Guarantor in the Participation Agreement are true and correct on and as of the date of the execution of this Guaranty.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its authorized officer as of the day and year first above written.

SPINNAKER EXPLORATION COMPANY,
L.L.C., as Guarantor

By:	/s/ Robert M. Snell
Name:	Robert M. Snell
Title:	Authorized Person

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